Exhibit 99.1

Argo Group Announces the Appointment of

Carol A. McFate to Its Board of Directors

HAMILTON, Bermuda – February 7, 2020 – Argo Group International Holdings, Ltd. (NYSE: ARGO), an international underwriter of specialty insurance and reinsurance, today announced the appointment of Carol A. McFate to its Board of Directors.

“We’re honored to welcome Carol to our Board,” said Argo Group Chairman, Gary Woods. “This is a year of renewed opportunity for Argo Group, and strong, independent oversight is crucial to taking full advantage of it. Carol’s impressive background and operational experience in finance and investment management – both in the insurance industry and at Xerox – will be pivotal as we write Argo Group’s next chapter.”

McFate retired from Xerox Corporation (NYSE: XRX) in October 2017, having served as chief investment officer for more than 10 years. During that time, she was responsible for the insourcing, oversight and management of retirement investments for the U.S., Canada and the U.K. Prior to joining Xerox, McFate served in a number of senior finance and investment management roles in the insurance industry over nearly two decades, including senior vice president, Prudential Investment Corp. (investment subsidiary of The Prudential Insurance Company); vice president and treasurer of American International Group, Inc. (NYSE: AIG); executive vice president and global treasurer of XL Global Services, the shared services subsidiary of XL Capital Ltd (NYSE: XLC).

In June 2019, McFate joined the board of directors of Rent-A-Center, Inc. (NASDAQ: RCII), where she serves on the Audit & Risk Committee and the Nomination & Corporate Governance Committee. In July 2019, she joined the board of Verger Capital Management, LLC, a registered investment manager, and serves on the Audit & Compliance, Nominating & Governance and Investment committees. Previously, she served on the Board of Trustees of the Parsons Dance Foundation and The Katharine Hepburn Cultural Arts Center and on the Board of Directors of CIEBA, Inc.

McFate earned a bachelor’s degree in economics from Juniata College and a master’s in business administration from the Harvard University Graduate School of Business. She is also a Chartered Financial Analyst (CFA).

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ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD. Argo Group International Holdings, Ltd. (NYSE: ARGO), is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group’s insurance subsidiaries are A.M. Best-rated “A” (Excellent), and Argo Group’s U.S. insurance subsidiaries are Standard and Poor’s-rated “A-” (Strong). More information on Argo Group and its subsidiaries is available at www.argolimited.com.

Media:

David Snowden

Senior Vice President, Group Communications

(210) 321-2104

David.Snowden@argogroupus.com